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                                                                  Exhibit (a)(8)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated March 22, 1999, and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           HASKEL INTERNATIONAL, INC.

                                       AT

                          $12.90 NET PER SHARE IN CASH

                                       BY

                            HI MERGER SUBSIDIARY INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                                HI HOLDINGS INC.


         HI Merger Subsidiary Inc., a California corporation ("Purchaser") and a wholly owned subsidiary of HI Holdings Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Haskel International, Inc., a California corporation (the "Company"), at $12.90 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 1999, and in the related Letter of Transmittal (which together constitute the "Offer").
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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, APRIL 19, 1999 UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least ninety percent (90%) of the outstanding Shares of each class of common stock.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held in the Company's treasury, or by any wholly owned subsidiary of the Company, or owned by Parent, Purchaser or any other wholly owned subsidiary of Parent or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under California law) will be converted into the right to receive $12.90 in cash, without interest.

         Concurrently with the execution of the Merger Agreement, Purchaser and Parent entered into a Shareholder Agreement (the "Shareholder Agreement") with certain shareholders of the Company (the "Option Shareholders") covering 1,521,477 Shares (the "Option Shares") collectively owned by the Option Shareholders (representing approximately 31.9% of the outstanding Shares). Pursuant to the Shareholder Agreement, each of the Option Shareholders has granted to the Purchaser an irrevocable option to purchase such Option Shareholder's Option Shares for $12.90 per Option Share in cash, as well as an irrevocable proxy to vote such Option Shares. The Option Shareholders also agreed to tender in the Offer such Shares.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITH TWO MEMBERS BEING ABSENT DURING THE VOTE) APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ALL HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.


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         The term "Expiration Date" means 12:00 Midnight, New York City time, on
Monday, April 19, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as to extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time on or after the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

         The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.


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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance, as well as requests for copies of the Offer to Purchase and the Letter of Transmittal, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither the Purchaser nor Parent will pay any commissions or fees to any broker, dealer or other person (other than the Information Agent and Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                               New York, NY 10005
                  Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

March 22, 1999


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